Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

26 October 2023

Westpac's Full Year 2023 (FY23) Notable Items

Westpac today announced that its reported net profit after tax in FY23 will be reduced by $173 million due to Notable Items, significantly lower than FY22 Notable Items of $874 million.

The FY23 Notable Items comprise:

- Sale of the Advance Asset Management business - $256 million profit.
- An increase in provisions for customer refunds, repayments, associated costs and litigation including costs associated with the one-off levy for the Commonwealth's Compensation Scheme of Last Resort - $176 million loss.
- Restructuring costs associated with organisational simplification and the discontinuance of specialist businesses - $140 million loss.
- The write-down of assets and costs related to reducing our corporate and branch footprint - $87 million loss.
- Unrealised fair value gains and losses on economic hedges and net ineffectiveness on qualifying hedges - $26 million loss.

The net impact of these Notable Items was to reduce the Common Equity Tier 1 capital ratio by 4 basis points.

Details of Notable Items in FY23 are in Appendix 1 and a summary of line-item impacts are in Appendix 2.

Full Year 2023 results are scheduled to be announced on Monday, 6 November 2023.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

Appendix 1 – Details of items affecting Westpac’s FY23 Financial Results This table details how the Notable Items will be described in our FY23 Financial Results. Category FY23 Net profit (after tax) Detail (pre-tax) Asset sales and revaluations $256m profit Gain on the sale of Advance Asset Management Limited of $243 million. This also includes a tax refund related to transaction and separation costs. Provision for remediation, litigation, fines and penalties $176m loss Revenue - $103m Decrease in revenue due to additional repayments to institutional, business and superannuation customers. Expenses - $132m An increase in provisions for costs associated with customer remediation programs, regulatory investigations and litigation of $90m. Estimated costs for the one-off levy for the Commonwealth’s Compensation Scheme of Last Resort of $42m. Restructuring costs $140m loss Costs associated with accelerating organisational simplification and the discontinuance of specialist businesses. Write-down of assets $87m loss The write-down of property assets and costs related to the reduction in corporate office space and accelerated consolidation of branches. Hedging items $26m loss The unrealised fair value gains and losses on economic hedges of accrual accounted term funding transactions for the period and the net ineffectiveness on qualifying hedges. There is no impact to the Group’s profit over time as the hedges reverse.

Appendix 2 – Summary of FY23 and 2H23 Notable Items

FY23 ($m)	Consumer	Business	WIB	New Zealand (in A$)	Specialist Businesses	Group Businesses	Total
Net interest income	-	(78)	-	-	-	(19)	(97)
Non-interest income	-	-	-	-	233	(33)	200
Net operating income	**-**	**(78)**	**-**	**-**	**233**	**(52)**	**103**
Operating expenses	(202)	(19)	(15)	(9)	(60)	(155)	(460)
Pre-provision profit	**(202)**	**(97)**	**(15)**	**(9)**	**173**	**(207)**	**(357)**
Income tax benefit/ (expense)	54	29	5	2	34	60	184
Net profit/(loss)	**(148)**	**(68)**	**(10)**	**(7)**	**207**	**(147)**	**(173)**

FY23 ($m)	Asset sales and revaluations	Provisions for remediation, litigation, fines and penalties	Restructuring	Asset write-downs	Hedging items	Total
Net interest income	-	(78)	-	-	(19)	(97)
Non-interest income	243	(25)	-	-	(18)	200
Net operating income	**243**	**(103)**	**-**	**-**	**(37)**	**103**
Operating expenses	-	(132)	(202)	(126)	-	(460)
Pre-provision profit	**243**	**(235)**	**(202)**	**(126)**	**(37)**	**(357)**
Income tax benefit/ (expense)	13	59	62	39	11	184
Net profit/(loss)	**256**	**(176)**	**(140)**	**(87)**	**(26)**	**(173)**

2H23 ($m)	Consumer	Business	WIB	New Zealand (in A$)	Specialist Businesses	Group Businesses	Total
Net interest income	-	(78)	-	-	-	70	(8)
Non-interest income	-	-	-	-	(10)	(11)	(21)
Net operating income	**-**	**(78)**	**-**	**-**	**(10)**	**59**	**(29)**
Operating expenses	(202)	(19)	(15)	(9)	(60)	(155)	(460)
Pre-provision profit	**(202)**	**(97)**	**(15)**	**(9)**	**(70)**	**(96)**	**(489)**
Income tax benefit/ (expense)	54	29	5	2	21	27	138
Net profit/(loss)	**(148)**	**(68)**	**(10)**	**(7)**	**(49)**	**(69)**	**(351)**

2H23 ($m)	Asset sales and revaluations	Provisions for remediation, litigation, fines and penalties	Restructuring	Asset write-downs	Hedging items	Total
Net interest income	-	(78)	-	-	70	(8)
Non-interest income	-	(25)	-	-	4	(21)
Net operating income	**-**	**(103)**	**-**	**-**	**74**	**(29)**
Operating expenses	-	(132)	(202)	(126)	-	(460)
Pre-provision profit	**-**	**(235)**	**(202)**	**(126)**	**74**	**(489)**
Income tax benefit/ (expense)	-	59	62	39	(22)	138
Net profit/(loss)	**-**	**(176)**	**(140)**	**(87)**	**52**	**(351)**